UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 18, 2018

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-15491	57-0923789
(State or other	(Commission File Number)	(IRS Employer
jurisdiction)		Identification No.)

2835 KEMET Way, Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

(864) 963-6300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2018, KEMET Corporation (the “Company”) and Per-Olof Loof entered into an Amended and Restated Employment Agreement (the “Agreement”) which amends and restates Mr. Loof’s prior employment agreement with the Company dated June 29, 2015 (the “Prior Agreement”), and sets forth the revised terms and conditions of Mr. Loof’s employment as Chief Executive Officer (“CEO”) through March 31, 2021.  The term of the Agreement is effective as of April 18, 2018, and, unless earlier terminated in accordance with its terms, terminates on March 31, 2021.  In addition to the items provided below, the Agreement restated certain elements of the Prior Agreement.

Under the terms of the Agreement, Mr. Loof’s annual base salary through March 31, 2021 (the “Employment Period”) will be $920,000 (his current salary) or such higher or lower rate as the Board of Directors of the Company may determine from time to time in accordance with the terms of the Agreement.  In addition, the Agreement provides that upon at least 30 days and not more than 60 days prior to the end of the term, upon the agreement of the Board and Mr. Loof, the agreement may be extended for additional one-year periods.  Upon the signing of the Agreement, certain Restricted Stock Units (“RSUs”) previously granted to Mr. Loof on June 29, 2015, totaling 175,000 shares, and on September 6, 2017, totaling 100,000 shares, both of which were scheduled to vest over time, became fully vested.  Mr. Loof will be eligible to participate in the Company’s health insurance coverage plan, existing short-term incentive compensation program, long-term incentive compensation program, and deferred compensation plan, in each case as such plans are generally available to other executive officers of the Company.  As long as Mr. Loof is employed as CEO on April 1, 2020, Mr. Loof shall be entitled to participate in a special 12-month long-term incentive compensation program (the “Special LTIP”) covering the period April 1, 2020 through March 31, 2021.

The Agreement will terminate (i) immediately upon Mr. Loof’s resignation, death or disability, or (ii) upon notice of termination by the Company at any time, with or without “cause” (as defined in the Agreement).  Upon any termination by the Company of Mr. Loof’s employment without “cause” or upon Mr. Loof’s resignation with “good reason” (as defined in the Agreement) during the term of the Agreement, Mr. Loof will be entitled to receive severance payments upon specified conditions in the Agreement.  Such severance payments will be equal to his base salary, target bonus and benefits for a period of twelve months from the date of termination.

In the event of Mr. Loof’s disability or death, Mr. Loof or his heirs, as applicable, will be entitled to receive his base salary through the date of such event. If Mr. Loof is terminated by the Company for “cause” or is terminated upon Mr. Loof’s resignation (other than for “good reason”), Mr. Loof will be entitled to receive only his base salary through the date of termination and will not be entitled to receive any other salary, compensation, or benefits from the Company or its subsidiaries, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

The Agreement contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Loof’s employment and for a minimum of 24 months after any termination thereof.  As partial consideration for the non-competition and non-solicitation agreements, if Mr. Loof is terminated by the Company without “cause” or voluntarily resigns with “good reason,” the vesting periods under any restricted stock grants, restricted stock units or any other equity-related grants then-held by Mr. Loof shall continue to run for up to two years following the date of such termination, subject to compliance by Mr. Loof with the non-competition provisions of the Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement between KEMET Corporation and Per-Olof Loof, dated as of April 18, 2018.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement between KEMET Corporation and Per-Olof Loof, dated as of April 18, 2018.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2018	KEMET Corporation

/s/ William M. Lowe, Jr.
William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer